Exhibit 3.01

                                AMENDMENT TO THE
                            ARTICLES OF INCORPORATION

                                       OF

                                EMPS CORPORATION

         EMPS Corporation, a corporation organized under the laws of the State of Nevada, on July 14, 1998, hereby adopts the following Articles of Amendment to its Articles of Incorporation pursuant to the provisions of Chapter 78 of Nevada Revised Statutes (the "Statute"), Sections 78.385 and 78.390.

                                        I

         The Articles of Incorporation shall be amended to read as follows:

                                    ARTICLE I
                                      NAME

         The name of the corporation is: Caspian Services, Inc.

                                       II

         The date of the adoption of the foregoing amendment by a duly constititued quorum of the shareholders was July 21, 2005. The number of shares outstanding in the Corporation and entitled to vote on the amendment was 38,858,446. All stock in the Corporation is entitled to one vote per share for each matter coming before the meeting of the shareholders. The number of shares that voted in favor of the amendment was 22,814,510. The number of shares that voted against the above amendments was 0.

         IN WITNESS HEREOF, this Amendment to the Articles of Incorporation has been executed on this 21st day of July, 2005.

                                                    By: /s/ Laird Garrard
                                                       -------------------------
                                                       Laird Garrard, President

                                       2